EXHIBIT 99.1

SMTC Corporation
NEWS RELEASE

www.smtc.com	Nasdaq: SMTX
investorrelations@smtc.com	Toronto Stock Exchange: SMX

FOR IMMEDIATE RELEASE

Monday, May 17, 2004

SMTC Announces First Quarter 2004 Results

Makes Progress on Revitalization Plan

TORONTO – May 17, 2004 — SMTC Corporation(1) (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported first quarter revenue of $69.4 million, compared with $81.5 million for the same quarter last year and $76.9 million in the fourth quarter of 2003. Net loss on a Generally Accepted Accounting Principles (GAAP) basis was $47,000, rounding to $0.00 per share, compared with net income of $32,000, also rounding to $0.00 per share, for the same quarter last year and a net loss of $2.6 million, or $0.09 per share, in the fourth quarter of 2003.

Gross profit for the first quarter of 2004 was $6.8 million, or 9.9% of revenue, compared with $7.9 million, or 9.7% of revenue, for the same period in the prior year and $5.8 million, or 7.5% of revenue, for the fourth quarter of 2003. Total debt at April 4, 2004 was $70.5 million, compared with total debt of $80.9 million as at March 30, 2003 and $70.1 million at the end of the fourth quarter of 2003.

“Results for the first quarter were in line with our plan,” stated John Caldwell, Chair and Interim President and Chief Executive Officer. “While we are not satisfied with our current financial performance, we made meaningful progress in the quarter in executing our revitalization plan.” Highlights of this plan include:

•	Improved (gross) margins, which validates the positive effect of completing operational restructuring and cost containment initiatives

•	Stabilized debt position

•	Added new customers

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•	Appointed Senior Vice President, Business Development and Vice President Global Sales

•	Closed the private placement of Special Warrants

On March 4, 2004 the Company announced it closed into escrow a private placement of 33,350,000 Special Warrants to qualified investors at a price of CDN $1.20 per Special Warrant, representing an aggregate amount of issue of CDN $40.0 million. The Special Warrant issue is part of a refinancing including a new three year $40.0 million credit facility and a transaction with the Company’s current lenders to repay $40.0 million of debt at par, exchange $10.0 million debt for $10.0 million of the Company’s equity on the same terms of the private placement and convert up to $27.5 million of debt into subordinated debt. The effect of this refinancing will be to lower the Company’s overall indebtedness by approximately $37.0 million, extend the term of the majority of the remaining indebtedness and will provide the necessary liquidity to support our plan for growth. The Company is seeking shareholder approval of the refinancing transactions at the Annual Meeting of Shareholders scheduled for 11:00 a.m., May 20, 2004 at the King Edward Hotel in Toronto. Subject to receipt of shareholder approval, the transactions are expected to close by the end of May after receipt of customary regulatory and stock exchange approvals and finalizing all definitive agreements.

(1)	Expressed in millions of U.S. dollars, except per share amounts and as otherwise stated

About the Company: SMTC Corporation is a global provider of advanced electronic manufacturing services to the technology industry. The Company’s electronics manufacturing, technology and design centers are located in Appleton, Wisconsin, Boston, Massachusetts, San Jose, California, Toronto, Canada, and Chihuahua, Mexico. SMTC offers technology companies and electronics OEMs a full range of value-added services including product design, procurement, prototyping, printed circuit assembly, advanced cable and harness interconnect, high precision enclosures, system integration and test, comprehensive supply chain management, packaging, global distribution and

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after-sales support. SMTC supports the needs of a growing, diversified OEM customer base primarily within the industrial networking, communications and computing markets. SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on The Toronto Stock Exchange under the symbol SMX. Visit SMTC’s web site, www.smtc.com, for more information about the Company.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For additional information, please contact:

Linda Millage

Interim Chief Financial Officer

(905) 479-1810

lindam@smtc.com

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Company Financials To Follow

SMTC CORPORATION

Consolidated Unaudited Statements of Earnings

(US dollars, in thousands, except share and per share data)

	Three months ended
	April 4 2004	March 30, 2003
Revenue	$69,423	$81,501

Cost of sales	62,576	73,555

Gross profit	6,847	7,946

Selling, general and administrative expenses, (includes a recovery of other charges of $287 for the three months ended April 4, 2004)	4,307	4,695
Amortization	1,172	972
Restructuring charges	—	239

Operating earnings	1,368	2,040

Interest	1,292	1,518

Earnings before income taxes and discontinued operations	76	522

Income tax expense	123	189

Earnings (loss) from continuing operations	(47)	333

Loss from discontinued operations	—	(301)

Net earnings (loss)	$(47)	$32

Net earnings (loss) per share:
Basic from continuing operations	$(0.00)	$0.01
Loss from discontinued operations	$—	$(0.01)

Basic	$(0.00)	$0.00
Diluted	$(0.00)	$0.00

Weighted average number of shares outstanding:
Basic	28,689,779	28,689,779
Diluted	28,689,779	29,023,049

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SMTC CORPORATION

Consolidated Balance Sheets

(US dollars, in thousands)

	April 4, 2004	December 31, 2003
	(unaudited)
Cash and cash equivalents	$215	$167
Accounts receivable	38,116	41,318
Inventories	37,648	31,463
Prepaid expenses	2,156	1,922

	78,135	74,870

Capital assets	29,321	30,805
Other assets	2,466	3,088

	$109,922	$108,763

Accounts payable	$42,645	$40,565
Accrued liabilities	17,515	18,843
Income taxes payable	481	355
Current portion of long-term debt	70,497	70,077
Current portion of capital lease obligations	101	193

	131,239	130,033

Capital lease obligations	35	35

Shareholders’ equity (deficiency)	(21,352)	(21,305)

	$109,922	$108,763

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